Exhibit 99.1

McDermott Reports Net Income from Continuing Operations of $63.7 Million, $0.27 Per Fully Diluted Share for the 2011 Second Quarter

Solid 2nd Quarter with Ample Bookings, Backlog, Earnings and Liquidity

HOUSTON--(BUSINESS WIRE)--August 3, 2011--McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) today reported income from continuing operations of $63.7 million, or $0.27 per diluted share, for the 2011 second quarter. The results of the 2011 second quarter compare to income from continuing operations of $78.7 million, or $0.34 per diluted share, in the corresponding period of 2010. Classified as discontinued operations, the results of McDermott’s charter fleet business are excluded from both periods and The Babcock & Wilcox Company, which was spun-off to McDermott shareholders last year on July 30, is excluded from the 2010 period. Weighted average common shares outstanding on a fully diluted basis were approximately 237.5 million and 234.4 million in the quarters ended June 30, 2011 and June 30, 2010, respectively.

McDermott’s revenues for the 2011 second quarter were $849.8 million, an increase of over 35 percent, compared to $627.1 million in the corresponding period of 2010. The year-over-year increase was primarily due to a 144 percent increase in revenues in the Asia Pacific segment as a result of expanded scope on a large engineering, procurement, construction and installation project as well as higher marine activity, partially offset by a 30 percent decline in revenues within the Middle East segment.

The Company’s operating income was $83.8 million in the 2011 second quarter, compared to $98.1 million in the 2010 second quarter. The year-over-year decline was primarily due to lower revenues in the Middle East segment, primarily due to lower marine activity and the prior completion of certain projects that were active in the 2010 second quarter, partially offset by substantial improvement in the operating results of the Asia Pacific segment and reduced losses in the Atlantic segment.

“During the second quarter, McDermott delivered solid bookings in excess of $800 million which kept backlog at a strong level. Importantly, the amount of bids outstanding increased over 50 percent sequentially from the first quarter of 2011, providing confidence that the markets we serve continue to be active,” said Stephen M. Johnson, Chairman of the Board, President and Chief Executive Officer of McDermott. “Considering our pipeline of potential work is robust, our approach will remain disciplined, which we believe serves our stakeholders well. In addition, the Company’s balance sheet has remained strong, our backlog is solid and earnings have been healthy, together providing the foundation for growth.”

The Company’s other income for the second quarter of 2011 was $1.3 million, an improvement compared to the $1.1 million other expense in the second quarter of 2010, primarily due to lower interest expense and higher foreign currency gains.

At June 30, 2011, the Company’s backlog was $4.7 billion, compared to $4.2 billion and $4.8 billion at June 30, 2010 and March 31, 2011, respectively.

Balance Sheet Summary

As of June 30, 2011, McDermott reported total assets of approximately $2.7 billion.

Included in this amount was approximately $700 million of cash, restricted cash and investments. Net working capital, calculated as current assets less current liabilities, was $534.2 million. Additionally, total equity was approximately $1.7 billion, or 63% of total assets, with total debt of $81.9 million.

Discontinued Operations

For the second quarter of 2011, McDermott recorded net income from discontinued operations of $3.6 million, or $0.02 per diluted share. Including the results of discontinued operations, total net income attributable to McDermott was $67.3 million, or $0.28 per diluted share, for the 2011 second quarter.

OTHER INFORMATION

About the Company

McDermott is a leading engineering, procurement, construction and installation (“EPCI”) company focused on executing complex offshore oil and gas projects worldwide. Providing fully integrated EPCI services for upstream field developments, the Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning. McDermott’s customers include national and major energy companies. Operating in approximately 20 countries across the Atlantic, Middle East and Asia Pacific, the Company’s integrated resources include more than 15,000 employees and a diversified fleet of marine vessels, fabrication facilities and engineering offices. McDermott has served the energy industry since 1923. To learn more, please visit McDermott’s website on the Internet at www.mcdermott.com.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact McDermott’s actual results of operations. These forward-looking statements include statements about backlog, to the extent backlog may be viewed as an indicator of future revenues, the markets McDermott serves continuing to be active and future growth. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog and changes in the scope or timing of contracts. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott’s annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2010 and subsequent quarterly reports on Form 10-Q. This news release reflects management’s views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

Conference Call to Discuss Second Quarter 2011 Earnings Release

Date: Thursday, August 4, 2011, at 10:00 a.m. ET (9:00 a.m. CT)

Live Webcast: Investor Relations section of Web site at www.mcdermott.com

Replay: Available for 2 weeks in the investor relations section of www.mcdermott.com

McDERMOTT INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited) (In thousands)

Revenues	$849,801	$627,144	$1,749,041	$1,132,026

Costs and Expenses:
Cost of operations	703,805	475,839	1,451,030	855,045
Gain on asset disposals and impairments – net	(71)	(226)	(296)	(2,306)
Selling, general and administrative expenses	60,412	52,674	115,781	103,812

Total costs and expenses	764,146	528,287	1,566,515	956,551

Equity in Income (Loss) of Unconsolidated Affiliates	(1,876)	(715)	1,551	(4,146)

Operating Income	83,779	98,142	184,077	171,329

Other Income (Expense):
Interest income	292	335	741	825
Interest expense	(263)	(2,117)	(263)	(2,279)
Other income (expense) – net	1,255	722	(4,148)	(728)

Total other income (expense)	1,284	(1,060)	(3,670)	(2,182)

Income from continuing operations before provision for income
taxes and noncontrolling interests	85,063	97,082	180,407	169,147

Provision for Income Taxes	17,237	12,905	39,816	25,144

Income from continuing operations before noncontrolling interests	67,826	84,177	140,591	144,003

Loss on disposal of discontinued operations	—	(66,218)	—	(90,420)
Income from discontinued operations, net of tax	3,610	63,561	5,272	96,142

Total income (loss) from discontinued operations, net of tax	3,610	(2,657)	5,272	5,722

Net Income	71,436	81,520	145,863	149,725

Less: Net Income Attributable to Noncontrolling
Interests	4,108	5,486	8,115	13,750

Net Income Attributable to McDermott International, Inc.	$67,328	$76,034	$137,748	$135,975

McDERMOTT INTERNATIONAL, INC. EARNINGS PER SHARE COMPUTATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)
	(In thousands, except share and per share amounts)
Basic:

Income from continuing operations less noncontrolling interests	$63,718	$78,691	$132,476	$130,253
Income (loss) from discontinued operations, net of tax	3,610	(2,657)	5,272	5,722

Net income attributable to McDermott International, Inc.	$67,328	$76,034	$137,748	$135,975

Weighted average common shares	234,573,031	231,847,145	234,207,053	231,335,723

Income from continuing operations less noncontrolling interests	0.27	0.34	0.57	0.56
Income (loss) from discontinued operations, net of tax	0.02	(0.01)	0.02	0.02
Net income attributable to McDermott International, Inc.	0.29	0.33	0.59	0.59

Diluted:

Income from continuing operations less noncontrolling interests	$63,718	$78,691	$132,476	$130,253
Income (loss) from discontinued operations, net of tax	3,610	(2,657)	5,272	5,722

Net income attributable to McDermott International, Inc.	$67,328	$76,034	$137,748	$135,975

Weighted average common shares (basic)	234,573,031	231,847,145	234,207,053	231,335,723
Effect of dilutive securities:
Stock options, restricted stock and restricted stock units(1)	2,971,643	2,576,401	2,938,073	3,252,568

Adjusted weighted average common shares and assumed
exercises of stock options and vesting of stock awards	237,544,674	234,423,546	237,145,126	234,588,291

Income from continuing operations less noncontrolling interests	0.27	0.34	0.56	0.56
Income (loss) from discontinued operations, net of tax	0.02	(0.01)	0.02	0.02
Net income attributable to McDermott International, Inc.	0.28	0.32	0.58	0.58

SUPPLEMENTARY DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)
	(In thousands)
Pension expense	$5,435	$6,828	$11,588	$13,301
Depreciation & amortization expense	$19,574	$19,036	$40,099	$37,823
Capital expenditures	$77,696	$49,204	$141,682	$97,616
Backlog			$4,715,590	$4,175,448

McDERMOTT INTERNATIONAL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010
	(Unaudited) (In thousands, except share and per share amounts)
Assets
Current Assets:
Cash and cash equivalents	$301,895	$403,463
Restricted cash and cash equivalents	157,911	197,861
Investments	173,469	209,463
Accounts receivable—trade, net	357,242	323,497
Accounts receivable—other	52,291	28,447
Contracts in progress	165,603	65,853
Deferred income taxes	20,170	10,323
Assets held for sale	13,875	10,161
Other current assets	42,889	36,570
Total Current Assets	1,285,345	1,285,638
Property, Plant and Equipment	1,863,865	1,720,040
Less accumulated depreciation	(842,930)	(804,471)
Net Property, Plant and Equipment	1,020,935	915,569
Assets Held for Sale	78,110	77,150
Investments	65,151	75,742
Goodwill	41,202	41,202
Investments in Unconsolidated Affiliates	46,524	45,016
Other Assets	170,030	158,371
Total Assets	$2,707,297	$2,598,688

Liabilities and Equity
Current Liabilities:
Notes payable and current maturities of long-term debt	$7,357	$8,547
Accounts payable	280,450	252,974
Accrued liabilities	287,983	286,831
Advance billings on contracts	92,422	250,053
Deferred income taxes	3,479	12,849
Income taxes payable	56,591	32,851
Liabilities associated with assets held for sale	22,912	20,902

Total Current Liabilities	751,194	865,007
Long-Term Debt	74,505	46,748
Self-Insurance	37,590	35,655
Pension Liability	44,495	52,831
Other Liabilities	102,445	86,180
Commitments and Contingencies
Stockholders’ Equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares; issued 242,152,460 and
240,791,473 shares at June 30, 2011 and December 31, 2010, respectively	242,152	240,791
Capital in excess of par value	1,368,570	1,357,316
Retained earnings	238,121	100,373
Treasury stock, at cost, 7,185,432 and 6,906,262 shares at June 30, 2011 and December 31, 2010,
respectively	(92,770)	(85,735)
Accumulated other comprehensive loss	(129,369)	(163,717)
Stockholders’ Equity—McDermott International, Inc.	1,626,704	1,449,028
Noncontrolling Interests	70,364	63,239
Total Equity	1,697,068	1,512,267
Total Liabilities and Equity	$2,707,297	$2,598,688

McDERMOTT INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2011	2010
	(Unaudited)
	(In thousands)
Cash Flows From Operating Activities:
Net income	$145,863	$149,725
Less: Income from discontinued operations, net of tax	5,272	5,722
Income from continuing operations	$140,591	$144,003
Non-cash items included in net income:
Depreciation and amortization	40,099	37,823
Equity in (income) loss of unconsolidated affiliates	(1,551)	4,146
Gain on asset disposals and impairments-net	(296)	(2,306)
Provision (benefit) from deferred taxes	(11,648)	29,667
Pension costs	11,588	13,301
Other non-cash items	10,369	26,379
Changes in assets and liabilities:
Accounts receivable	(54,481)	69,764
Net contracts in progress and advance billings on contracts	(257,381)	88,602
Accounts payable	27,589	(25,870)
Accrued and other current liabilities	40,505	9,265
Pension liability and accrued postretirement and employee benefits	(42,067)	(146,916)
Other	24,907	(108,250)

Net Cash Provided By (Used In) Operating Activities-Continuing Operations	(71,776)	139,608

Cash Flows From Investing Activities:
Purchases of property, plant and equipment	(141,682)	(97,616)
(Increase) decrease in restricted cash and cash equivalents	39,950	(76,504)
Net decrease in available-for-sale securities	47,434	60,671
Other investing activities, net	303	2,985

Net Cash Used In Investing Activities-Continuing Operations	(53,995)	(110,464)

Cash Flows From Financing Activities:
Payment of debt	(4,288)	(4,317)
Debt issuance costs	(261)	(12,851)
Increase in debt	30,745	-
Dividend received from B&W	-	100,000
Other financing activities, net	(2,100)	290

Net Cash Provided By Financing Activities-Continuing Operations	24,096	83,122
Effects of exchange rate changes on cash and cash equivalents	107	20
Net increase (decrease) in cash and cash equivalents	(101,568)	112,286
Cash and cash equivalents at beginning of period	403,463	428,298
Cash and cash equivalents at end of period-Continuing Operations	$301,895	$540,584

CONTACT:
McDermott International, Inc.
Investors, Analysts and Financial Media:
Jay Roueche, (281) 870-5462
Vice President
jroueche@mcdermott.com
or
Robby Bellamy, (281) 870-5165
Director
rbellamy@mcdermott.com
or
Trade and General Media:
Louise Denly, (281) 870-5025
Director, Corporate Communications
ldenly@mcdermott.com